Exhibit 10.1

Amended Schedule to Interim Services Agreement

This Schedule is entered into in connection with that certain Interim Services Agreement, dated June 21, 2010 (the “Agreement”), by and between SFN Professional Services LLC d/b/a Tatum (“Tatum,” “we,” “us” or “our”) and Deerfield Capital Corp. (now CIFC Deerfield Corp.) (“Company,” “you” or “your”) and will be governed by the terms and conditions of the Agreement.

Tatum Resource Name: Ken Posner

Service Description or Position: Accounting and Financial Reporting Consultant

Company Supervisor: Peter Gleysteen, Chief Executive Officer

Effective Date: July 1, 2011

Termination Date: Through August 31, 2011

Term: Two Months

Termination:

(a) This Schedule will terminate as of the Termination Date. Tatum will continue to provide, and the Company will continue to pay for, the Services until the Termination Date.

(b) Tatum may terminate this Schedule immediately upon written notice to the Company if: (i) the Company is engaged in or asks Tatum or any Tatum Resource to engage in or ignore any illegal or unethical activity; (ii) the Tatum Resource ceases to be a professional of Tatum for any reason and has provided the Company with a minimum 10 day’s advance written notice; (iii) the Tatum Resource becomes disabled; or (iv) the Company fails to pay any amounts due to us under the Agreement when due. For purposes of this Agreement, disability will be defined by the applicable policy of disability insurance or, in the absence of such insurance, by Tatum’s management acting in good faith. Notwithstanding the foregoing, in lieu of terminating this Schedule under (ii) and (iii) above, upon the mutual agreement of the parties, the Tatum Resource may be replaced by another Tatum professional.

(c) The termination rights set forth in this section are in addition to and not in lieu of the termination rights set forth in the Agreement.

Fees: You will pay to Tatum a monthly fee of $65,000 a month for the Tatum Resource. The monthly fee will be prorated in the event of a termination pursuant to clauses (i), (ii) or (iii) of section (b) above. The monthly fee includes allowance for holidays for the Tatum Resource consistent with the Company’s policy as it applies to similarly situated employees of the Company. The parties acknowledge and agree that the fees set forth above are based upon this Schedule having the Term set forth above. In the event you terminate this Schedule prior to the expiration of the Term other than for the Tatum Resource’s material failure to perform the obligations of his or her position with the Company, provided the Tatum Resource fails to cure such breach within 10 days after receipt of written notice of such breach, you agree that the fees will be retroactively increased to $4,000 per business day. In the event of an early termination initiated by you, you agree to pay to Tatum upon the termination of this Schedule a lump sum amount equal to the difference between the fees actually paid and the fees that should have been paid taking into account the retroactive adjustment.

In addition to the monthly fee, you will pay to Tatum a completion of service fee of $80,000, except in the event of a termination pursuant to clauses (ii) or (iii) of section (b) above.

Billings: Tatum will bill for Services monthly in advance. The completion of service fee will be billed on August 15, 2011 and is due on or before August 31, 2011.

Location: Except as set forth in the next sentence, all Services will be performed in the Company’s office located in Rosemont, Illinois. You agree that from the Effective Date through July 8, 2011 and from August 22, 2011 through the Termination Date, all Services will be provided from an offsite location.

In addition, reasonable out-of-pocket expenses incurred by the Employee on behalf of the Company will be reimbursed to the same extent that you reimburse other senior managers for such expenses including mileage. Expenses will be billed separately and in accordance with Company documentation standards. Expenses will be reimbursed by the Company directly to the Tatum Resource within five days of submission.

In the event of a conflict between the terms and conditions of this Schedule and the Agreement, the terms and conditions of the Agreement will control.

SFN Professional Services LLC d/b/a Tatum	CIFC Deerfield Corp.
/s/ Robert J. Stegmann Name: Robert J. Stegmann Title: Partner, Practice Leader Date: June 10, 2011	By: /s/ Peter Gleysteen Name: Peter Gleysteen Title: Chief Executive Officer Date: June 10, 2011